UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 14, 2009

Zep Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33633	26-0783366
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1310 Seaboard Industrial Boulevard, Atlanta, Georgia	30318-2825
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 352-1680

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 14, 2009, Acuity Enterprise, Inc. (the “Borrower”) and Acuity Specialty Products, Inc. (“ASP”) entered into a Loan and Security Agreement (“Loan Agreement”) with Regions Bank (“Regions”), as administrative agent for the lenders who become a party to the Loan Agreement from time to time. The Loan Agreement provides for a revolving credit facility in a maximum principal amount at any time outstanding of up to $40.0 million (“Revolving Loan Commitment”) and will mature on September 30, 2012, subject to any termination right exercised on an earlier date by the Borrower or Regions. The Loan Agreement is secured by the receivables and related security purchased by Borrower from ASP under a receivables sale agreement between such parties (the “Collateral”).

The Loan Agreement limits borrowings at any time to the lesser of $40.0 million or the then current borrowing base, which fluctuates based on, among other things, ASP’s current collections. Interest under the Loan Agreement is payable monthly at the LIBOR Index Rate plus an applicable margin ranging from 2.00% to 2.25% (each such loan bearing interest at this rate hereafter referred to as an “LIR Loan”). In the event it is not possible to determine LIBOR, LIBOR is no longer available or a default or event of default has occurred pursuant to the Loan Agreement (and Regions so elects to convert the LIR Loans into base rate loans), all then outstanding loans will bear interest at the “Base Rate,” which will be equal to the greater of (a) the Federal Funds Rate in effect on such day plus  1/2 of 1%; (b) the Prime Rate in effect on such day or (c) 1.00%. The Borrower is also required to pay, (i) for each day, an unused line fee equal to (A) 0.35%, (B) divided by 360, times (C) the amount by which the Revolving Loan Commitment exceeded the aggregate principal amount of loans on such day, and (ii) a one-time closing fee of $100,000 payable to Regions on the closing date.

The Loan Agreement includes customary covenants that restrict the Borrower’s ability to, among other things, sell, assign or create liens or other encumbrances upon or with respect to the Collateral; enter into consolidations, mergers and transfers of assets; or make certain investments. The Loan Agreement also contains customary events of default for credit facilities of this type (with customary grace periods, as applicable), including, among other things, nonpayment of principal or interest when due. In addition, under the Loan Agreement, an event of default will be deemed to include: (1) a default ratio (as defined in the Loan Agreement) that exceeds 7.00% on a rolling three month basis, (2) a dilution ratio (as defined in the Loan Agreement) that exceeds 4.00% on a rolling three month basis, and (3) a delinquency ratio (as defined in the Loan Agreement) that exceeds 8.50% at the end of four consecutive months. The Loan Agreement also contains events of default related to ASP’s role as servicer under the Loan Agreement, including, among other things, failing to pay collections it has received when required to be applied under the Loan Agreement.

In connection with the entry of the parties into the Loan Agreement, Zep Inc. (the “Company”) executed a Performance Undertaking (the “Performance Undertaking”). In relevant part, under the Performance Undertaking, the Company has agreed to guaranty the performance of ASP in its role as originator under the receivables sale agreement referred to above, and in ASP’s role as initial servicer under the Loan Agreement.

The Borrower is a wholly-owned subsidiary of ASP. Each of the Borrower and ASP are (directly or indirectly) wholly-owned subsidiaries of the Company. O.B. Grayson Hall, Jr., a director of the Company, is Vice Chairman and head of the General Banking Group of Regions and Regions Financial Corporation.

The foregoing description is a summary and is qualified in its entirety by reference to the Loan Agreement and the Performance Undertaking, which will be filed as exhibits to our annual report on Form 10-K for the year ended August 31, 2009.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On October 14, 2009, the Company issued press releases announcing its entry into the Loan Agreement as well as its filing of a shelf registration statement on Form S-3, copies of which are furnished herewith as Exhibits 99.1 and 99.2, respectively, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release regarding the Loan Agreement, dated October 14, 2009.

99.2	Press release regarding Form S-3, dated October 14, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 14, 2009

Zep Inc.

By:	/S/ C. FRANCIS WHITAKER, III
C. Francis Whitaker, III
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Press release regarding the Loan Agreement, dated October 14, 2009.

99.2	Press release regarding Form S-3, dated October 14, 2009.